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                                                                    Exhibit 10.1


                          SATELLITE SERVICES AGREEMENT


     This Agreement made as of the _____ day of ________, 1998 is by and between Playboy Entertainment Group, Inc., with offices at 9242 Beverly Boulevard, Beverly Hills, CA 90210 ("Playboy") and Directrix, Inc., a Delaware corporation with offices at 536 Broadway, 10th Floor, New York, New York 10012 ("Directrix").

     Whereas, Playboy Enterprises, Inc. ("PEI") and Spice Entertainment Companies, Inc. ("Spice") have entered into an Agreement and Plan of Merger ("Merger Agreement") dated as of May 29, 1998 that provides, among other things, for PEI to acquire all of the outstanding common stock of Spice, and the Merger Agreement and the Transfer and Redemption Agreement (the "Transfer Agreement") between Spice and Directrix and dated the same date as the Merger Agreement, provide that Spice will transfer, to Directrix among other assets, Spice's digital operations and playback center (the "Operations Facility") and a General Instruments Digicipher II Integrated Encoder System (exclusive to Playboy unless otherwise approved by Playboy in writing) capable of compressing at least four (4) MPEG 2 channels (the "Encoder System"). The Merger Agreement requires as a condition precedent to the closing ("Closing") thereunder, that Spice distribute, as part of the merger consideration, the Directrix stock to its stockholders in partial redemption of their shares of Spice common stock. Directrix will operate the Operations Facility after the Closing.

     Whereas, prior to the Closing, Spice handled playback for its three television networks known prior to the Closing as Spice, the Adam & Eve Channel and Spice Hot (the "Spice Networks") from its Operations Facility. The Spice Networks signal was terrestrially transported to the Atlantic Communications, Inc. ("Atlantic") Northvale, New Jersey uplink facility (the "Uplink Facility") over diverse redundant fiber optic paths pursuant to an Agreement between Atlantic and Spice dated as of February 24, 1997 (the "Atlantic Agreement"). The Spice Networks signal was encrypted and digitally compressed using the Encoder System which is leased from Vendor Capital Group under an equipment lease dated July 24, 1996 ("Equipment Lease Agreement") and is maintained by General Instruments ("GI") under a maintenance agreement (the "Encoder System Maintenance Agreement"). Atlantic also provided uplink of the digitally compressed Spice Networks signal under the Atlantic Agreement to Transponder 7 on a satellite commonly known as T4 and owned and operated by Loral SKYNET.

     Whereas, Directrix and Playboy mutually desire for Directrix to provide a complete transmission service for a minimum of two (2) networks (the "Networks"), plus additional networks at Playboy's sole discretion (the "Additional Networks"), including playback, encryption, compression, terrestrial connectivity and uplink services;

     Now, therefore, it is mutually agreed as follows:

1. SATELLITE SERVICES: Playboy hereby grants to Directrix, and Directrix hereby accepts the right, and the obligation in consideration for the Satellite Services Fee (hereafter defined), to provide Playback, Compression and Encryption, Terrestrial Connectivity, Authorization (possibly only temporarily), and to Uplink the Networks for distribution of the Networks (collectively the "Satellite Services"). All Satellite Services provided hereunder by Directrix or Directrix's subcontractors shall be under Playboy's sole direction and control, and Playboy shall be entitled to have a Playboy representative at the Operations Facility at any time. Directrix shall provide the Satellite Services hereunder on a twenty-four (24) hour per day, seven (7) day per week basis in a timely and efficient manner that rises at least to the level of, in all material respects, the past practices and procedures of Spice for the Spice Networks prior to the Closing. Directrix shall consult with Playboy as problems regarding the Satellite Services arise. Additionally, Directrix shall provide a twenty-four (24) hour a day, seven (7) day a week toll-free telephone number for both routine and emergency service calls, and regularly provide Playboy with a log of such calls. In the event that Playboy elects not to utilize Directrix to provide Authorization services, such telephone number shall be for Playboy's use only.

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2.  DEFINITIONS:

     a. Compression and Encryption: Directrix's compression and encryption of the Networks by means of a Directrix-provided Encoder System and authorization computer configured as part of the Encoder System. Directrix shall provide, through GI or another Playboy-approved subcontractor, maintenance and repair of the Encoder System in accordance with terms of the Encoder System Maintenance Agreement. Directrix shall be responsible for all software license fees and maintenance costs in connection with the Encoder System and authorization computer. In the event that Playboy desires Compression and Encryption for more than two (2) Networks, then Directrix and Playboy shall negotiate in good faith to agree upon a fee for such additional Compression and Encryption. In the event Directrix and Playboy are unable to agree upon such a fee, Playboy shall have the right to independently purchase such additional Compression and Encryption equipment as would be necessary to increase the number of networks the Encoder System can compress, which Compression and Encryption equipment shall be exclusively owned by Playboy.

     b. Playback: Playback of the Networks from the Operations Facility twenty-four (24) hours per day and seven (7) days per week, from an MPEG 2 video file server and redundant real time Betacam SP playback for the movies and an emergency continuity reel, updated monthly, for the interstitial programming elements, using the programming elements for the Networks provided by Playboy as described hereinbelow. The Operations Facility shall be manned by on-site technicians during all operating hours. The Networks shall be monitored to maintain playback, uplink and downlink continuity and quality. Redundant equipment, an uninterruptable power supply, generator back-up and standard broadcast operating controls and procedures shall be used to ensure program continuity. Telephone access and a technical contact shall be available on a twenty-four
          (24) hour basis.

     c. Terrestrial Connectivity: Directrix shall provide fiber optic terrestrial connectivity for the Networks from the Operations Facility to the Atlantic Uplink Facility, pursuant to the Terrestrial Agreements (hereafter defined).

     d. Authorization: Authorizations and deauthorizations for the Networks' transmission to cable head ends, direct to home platforms and any other users authorized and designated by Playboy shall be immediately implemented by Directrix upon Playboy's instruction from a Playboy supplied list of Playboy personnel authorized to provide such instructions. Playboy may, upon notice to Directrix, modify the list from time to time. Directrix shall be responsible for including the authorization/deauthorization data into the signal to be uplinked to Transponder 7 and for access control to General Instrument or any subsequent operator of the control center for the Networks. Playboy shall have the right upon forty-five (45) days prior written notice to Directrix to discontinue receiving the Authorization services from Directrix, and to instead either secure another provider or provide this service itself via modem to the Digicipher II compression hardware provided by Directrix hereunder, which modemed service shall be done in a manner acceptable to Directrix. Playboy shall be responsible for any errors in Authorization services and for any damage to the Encoder System or the authorization computer if such errors or damages are directly caused by Playboy accessing the authorization computer as provided for in the preceding sentence.

     e. Uplink: Directrix shall provide the Networks with twenty-four (24) hour per day, seven (7) days per week uplink services to Transponder 7 or its replacement to be designated by Playboy pursuant to the Atlantic Agreement, or an agreement with another subcontractor subject to Playboy's prior written approval.

3. RELATED AGREEMENTS: As provided for in the Merger Agreement and the Transfer Agreement and with respect to the Atlantic Agreement, the Encoder System Maintenance Agreement, the Equipment Lease Agreement (as it relates to the Encoder System only) and any other agreements that Spice had entered into

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with third parties for the provision of services which comprise the Satellite
Services (collectively the "Existing Service Agreements") Spice shall: (i) terminate one or more of the Existing Service Agreements or (ii) cause one or more of the Existing Service Agreements to be assigned to Directrix so that, in either case, Spice shall have no further obligations or liability under any of the Existing Service Agreements following the Closing. Prior to Closing Directrix and Playboy shall review the Existing Service Agreements and for those which Playboy deems acceptable, Spice and Directrix shall use their commercially reasonable efforts to have such agreements assigned to Directrix with such changes as Playboy shall reasonably request. For the balance of the Existing Service Agreements, Directrix shall enter into new service agreements containing such terms and conditions as Playboy shall reasonably require, including that the term of such new service agreements must extend to the expiration of the Term hereunder. If a new agreement requires monthly charges in excess of those contained in the Existing Service Agreements as a result of additional redundancy or other terms or conditions requested by Playboy, the Satellite Service Fees shall be increased by such differential.

     a. Atlantic Agreement: Directrix shall enter into an agreement with Atlantic, or an agreement with another subcontractor subject to Playboy's prior written approval, before the Closing pursuant to which Atlantic shall provide Uplink services twenty-four (24) hours per day, seven (7) days per week from the Atlantic Uplink Facility. A signed copy of the Atlantic Agreement shall be attached hereto as Exhibit "A".

     b. Encoder System Lease: Pursuant to the terms of the Transfer and Redemption Agreement, Directrix shall enter into a lease agreement before the Closing pursuant to which Directrix shall lease the Encoder System for the Networks for the duration of the Term. A signed copy of the Encoder System Lease shall be attached hereto as Exhibit "B".

     c. Encoder System Maintenance Agreement: Directrix shall enter into an agreement with GI, or an agreement with another subcontractor subject to Playboy's prior written approval, for GI to provide twenty-four (24) hour per day, seven (7) day per week maintenance of the Encoder System for the duration of the Term. A copy of the Encoder System Maintenance Agreement shall be attached hereto as Exhibit "C".

     d. Terrestrial Agreements: Directrix shall enter into agreements for redundant, diverse path fiber optic terrestrial connectivity from the Operations Facility to the Atlantic Facility for the duration of the Term. Copies of the Terrestrial Agreements shall be attached hereto collectively as Exhibit "D".

     Directrix agrees that in the event Directrix is notified that it is in breach or default of any of the above agreements, or any other agreements related to the Satellite Services, Directrix shall immediately notify Playboy of such notice. Directrix's failure to comply with the foregoing shall be deemed a material breach of this Agreement.

4. SUB-CONTRACTORS: Directrix agrees to provide Playboy with a list of all of its subcontractors prior to the Closing, which list of subcontractors shall be deemed approved and attached hereto as Exhibit "E". Directrix shall not have the right to engage any other subcontractors than those on the approved list, nor shall Directrix permit its subcontractors to further subcontract their responsibilities. In the event that Directrix wishes to change subcontractors or engage a new subcontractor, then Directrix shall seek Playboy's prior written approval, not to be unreasonably withheld. Subject to any rights for default Playboy may have under this Agreement, in the event that a Directrix subcontractor directly causes Directrix to be in default of Paragraph 11 [Uptime], then Directrix shall have the right to change such subcontractor once without seeking Playboy's prior written approval. Furthermore, Directrix shall provide in its agreements with its subcontractors that in the event of any default by Directrix that affects the Networks, Playboy shall receive notice of such default as provided in the paragraph [Notices], and an opportunity to cure Directrix's default. Playboy and Directrix agree that, notwithstanding Playboy's right to cure Directrix's default, Playboy shall not cure such default until Directrix has had a reasonable opportunity to cure such default following the subcontractor's written notice of Directrix's default, and such cure has not been effected. If Playboy does cure such a Directrix default, Playboy shall have the right to offset any out-of-pocket costs incurred by Playboy in effecting such cure against any future payments to Directrix.

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5. TERM: The initial term of this Agreement shall commence simultaneously with the Closing and shall end twenty-four (24) months thereafter at 12 p.m.(the "Term"). In addition to any other remedies it may have under this Agreement, in law or in equity, Playboy may terminate this Agreement, in the event that Directrix has materially breached any of its obligations hereunder and such breach (which shall be specified in such notice) is not cured by Directrix within ten (10) days of such notice.

6. CONTENT OF THE SERVICE: Playboy shall, in its sole discretion, include such programming in the Networks as it deems appropriate. Directrix shall have no right to alter, substitute, delete or otherwise modify the content of the Networks as provided by Playboy. Playboy shall have the exclusive right to extend, reduce or otherwise change the hours during which the Networks are distributed to end users of the Networks. Playboy shall have the right to store any air masters and materials at the Operations Facility that have an active air date and Playboy shall remove the air masters and materials from the Operations Facility within thirty (30) days of Playboy's reasonable determination that such tapes no longer have an active air date. Directrix shall not exhibit or transmit any Networks programming at any time other than as scheduled by Playboy, without express written permission by Playboy. Directrix hereby acknowledges that from time to time Playboy may modify the programming to be supplied as part of the Networks without prior notice, and Playboy shall not be held liable in any way by Directrix for such changes. Directrix shall not be responsible for pre-screening any of the videotapes delivered by Playboy to Directrix pursuant to Paragraph 7
[Delivery to Directrix].

7. DELIVERY TO DIRECTRIX: Playboy shall create and provide Directrix with fully-edited, ready-for-air Beta SP videotapes of all Networks programming elements with a slate at the start of the tape reasonably prior to any scheduled air date. Playboy shall notify Directrix which audio standards are utilized on the air masters. The Networks may include all films, shows, interstitial materials, music, graphics, programming and any other elements necessary for Directrix to assemble and playback the Networks as a complete twenty-four (24) hour-per-day, seven (7) day-a-week adult channel that meets the industry accepted RS250(b) standard. Directrix shall meet or exceed the RS250(b) standard in the transmission of the Networks to Transponder 7.

         Playboy shall retain sole ownership of all videotapes, equipment and other material provided to Directrix, including all copyrights therein, and Playboy shall have access at no charge to and the right to the return of all such videotapes, equipment and materials promptly following Playboy's request.

8. INSURANCE: During the Term, Directrix shall secure and maintain the following insurance:

     a. Insurance naming Playboy as an additional insured and loss payee with respect to Playboy's interest covering the risk of loss of, or damage to all videotapes for the replacement value of the tape stock and the cost to redub the videotapes as well as for the cost of the equipment and materials furnished by Playboy, equipment and material furnished by Playboy; and

     b. General liability insurance naming Playboy as an additional insured covering personal injury and other accidents or liability that might occur during the course of Directrix's performance of this Agreement.

     Such insurance policies shall have liability limits of at least one million dollars ($1,000,000) and Directrix shall be responsible for all deductibles thereunder. On or before the Closing, Directrix shall provide Playboy with copies of certificates of such insurance reasonably acceptable to Playboy. Furthermore, Directrix shall provide Playboy with certificates of insurance evidencing that Directrix's subdistributors have liability policies with a minimum limit of one million dollars ($1,000,000).

9. PAYMENTS: In consideration of the Satellite Services rendered herein, Playboy shall remit to Directrix the following amounts on or before the first day of each month for the Satellite Services are to be provided by Directrix during that month (individually and collectively, the "Satellite Services Fee"):

     a. In consideration of Directrix providing the Uplink services for the Networks and up to two (2) Additional Networks, Playboy shall remit to Directrix the sum of Twelve Thousand Dollars ($12,000.00) per month;

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     b.   In consideration of Directrix providing the Playback services for the
          Networks and the Additional Networks, if any, Playboy shall remit to Directrix the sum of Ten Thousand Dollars ($10,000) per month per network;

     c.   In consideration of Directrix providing the Terrestrial
          Connectivity services for the Networks and the Additional Networks, if any, Playboy shall remit an amount equal to Directrix's out-of-pocket cost of obtaining such services in accordance with the Terrestrial Connectivity Agreement;

     d. In consideration of Directrix providing the Compression and Encryption services for up to two (2) Networks and up to two (2) Additional Networks, Playboy shall remit to Directrix the sum of Thirteen Thousand, Seventy-One Dollars and Fifty-Two Cents ($13,071.52) each month up to and including the Satellite Services Fee due on or before July 1, 1999, except that Playboy shall not be obligated to remit the above amount for the Satellite Services Fees payable on or before September 1, 1998. Additionally, on or before September 30, 1999, Playboy shall remit the sum of Seventy-Two Thousand, Six Hundred and Twenty-Two Dollars and Eighty Cents ($78,622.80), plus tax, if any, to Directrix.

     e. In consideration of Directrix providing Authorization services for the Networks and the Additional Networks, if any, Playboy shall remit the sum of One Thousand and Five Hundred Dollars ($1,500) per month per network, which sum shall only be paid for months during which Directrix actually provides such service, and prorated in the event such service is provided for less than a full month.

     The above amounts are predicated upon all of the Networks being uplinked to Transponder 7, or its successor. If Directrix is required to uplink one (1) or more of the Networks to a separate transponder from the other Networks, the parties shall mutually agree upon a different fee structure.

     In addition to any remedies that Directrix may have at law, in the event that Playboy should fail to remit payment as provided above, Directrix shall provide Playboy with written and telephonic notice of such failure as provided herein, in which case Playboy shall have ten (10) days within which to cure such failure. If Playboy does not cure such failure within ten (10) days, Directrix may, in addition to any other remedies it may have, either terminate this Agreement, or, as a condition precedent to continuing to provide the services herein, require payment of 1) the overdue payment and 2) a security deposit equal to one (1) month of the current Satellite Services Fee. In addition to Playboy's right to terminate this Agreement prior to the completion of the Term for Directrix's assignment or breach, with no payment liability, including as provided in Paragraph 11 [Uptime], or an event of force majeure, Playboy may terminate for any other reason provided that if such termination is not due to Directrix's breach or assignment or an event of force majeure, Playboy shall remit the Satellite Services Fee balance of the Term to Directrix on a monthly basis as provided herein. If Playboy terminates for reasons of breach or assignment as provided herein, Playboy shall be entitled to a pro rata refund, including any security deposit, of the Satellite Services Fee.

     At the conclusion of the Term, the parties shall negotiate in good faith regarding the Satellite Services Fee in the event that Playboy, in its sole discretion, elects to continue receiving the Satellite Services from Directrix.

10. REPORTS: Directrix shall provide Playboy with a discrepancy report on a daily basis relating to any of the Satellite Services. All of Directrix's records and accounts relating to the Networks shall be available for inspection and copying and for audit by Playboy and its representatives during normal business hours, at any time, during the term of this Agreement and for three (3) year thereafter. In addition to the foregoing, Directrix will supply to Playboy such additional information relating to the Networks as Playboy may reasonably request from time to time and as Directrix may reasonably obtain. It is expressly understood that Directrix's obligation to provide reports to Playboy in a timely manner in accordance with this Paragraph 10 is a material obligation of Directrix hereunder.

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11. UPTIME: The Satellite Services described herein shall be provided for each Network on a uninterrupted basis 99.999% of each twelve (12) month period during the Term, commencing on the first day the Satellite Services are provided to Playboy, except for interruptions or other problems in such services due in whole or in part to Playboy failing to provide the air masters, or because of the quality or content of the Air Masters or because of downtime or other interruption of facilities or services not provided by Directrix or its subcontractors beyond their reasonable control. In the event that, for reasons other than those described above, Directrix fails to provide the Satellite Services, Playboy shall be entitled to discount the total monthly Satellite Services Fee for all Satellite Services rendered by Directrix payable on the first day of the next calendar month by an amount equal to the total Satellite Services Fee divided by the number of hours/minutes in that month, and multiplied by the number of hours/minutes for which Directrix failed to provide any of the Satellite Services for any of the Networks. Notwithstanding the forgoing, in the event that Directrix fails to provide the Satellite Services for any of the Networks for an aggregate amount of time exceeding .001% on a cumulative basis per twelve
(12) month period of the Term, such failure shall be deemed a material breach of this agreement and Playboy shall be entitled to immediately terminate this Agreement with regard to all of the Networks and be entitled to any remedies available to it pursuant to this agreement or by law, with two exceptions: a) Playboy shall not have the right to terminate the Agreement for Directrix's first failure to provide Satellite Services so long as such first failure does not exceed two (2) continuous hours; and b) in the event that Directrix's failure to provide the Satellite Services for greater than .001% on a cumulative basis per twelve (12) month period of the Term is directly caused by one of Directrix's subcontractors, then Directrix shall have the one-time right to replace the defaulting contractor without Playboy's prior approval and, so long as the total failure to provide the Satellite Services after going into default does not exceed two (2) hours (i.e. the total down time is no more than .001% of the twelve (12) month period plus two (2) hours), then Playboy shall not have the right to terminate the Agreement.

12. OPTIONAL SERVICES: In the event that Playboy shall elect to engage a third party to provide 1) traffic library and quality control services; 2) satellite security; 3) network integration and scheduling; 4) creative services; 5) duplication, editing and encoding for the Networks or 6) all services relating to the distribution of the Spice Networks (other than the Spice Hot Network) or other adult programming via regionally deployed video file servers linked to cable systems or multichannel video programming providers, Playboy agrees it shall engage Directrix to provide such services, provided that Directrix can provide such services at effectively the same level of quality and effectively at or below the price that such third party would provide such services when such quality and prices are evaluated taking into account all circumstances that would affect such quality and price. Such evaluation shall be made by Playboy in its sole reasonable discretion.

13. FORCE MAJEURE: Neither party shall be liable to the other party for damages of any kind which are due to causes beyond the party's reasonable control, including, without limitation, acts of god; natural disasters, governmental acts or omissions, national emergencies, insurrections, riots, or wars; strikes, lock-outs or other labor difficulties or because of the negligent or intentional acts or omissions of the other party, provided, however, that in the case of such other party's acts or omissions, each party shall use its reasonable best efforts to continue to comply with all of its respective obligations hereunder. The Term of this Agreement shall be suspended during the period when a party is unable to fulfill its obligations hereunder by reason of the occurrence of force majeure event. Should the force majeure event continue for a minimum of fifteen
(15) days in the aggregate and either party is unable to perform its obligations hereunder during such time, then the other party, in its sole discretion, may terminate this Agreement.

14. TRADEMARK APPROVAL: Directrix has not and will not acquire any proprietary rights in any of the trade names, trademarks, service marks or logos associated with Playboy, PEI and/or Spice by reason of this Agreement or otherwise. Directrix further acknowledges the great value of the goodwill associated with the marks, and that any additional goodwill in the marks which may be created through the use of the marks by Directrix shall inure to the sole benefit of Playboy and/or its parent as the case may be.

15. REPRESENTATIONS AND WARRANTIES: Playboy and Directrix each represent and warrant to the other that each has the requisite power and authority to enter into this Agreement and to perform fully its respective obligations hereunder, and that this Agreement has been duly executed by it and constitutes a valid obligation enforceable against it in accordance with the terms hereof.

         Playboy represents and warrants to Directrix that it will exercise its best efforts to ensure that the Networks as supplied to Directrix pursuant to this Agreement, if and when presented by Directrix in the manner

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and at the times permitted herein, will contain no libelous or slanderous material and will not violate any copyright, right of privacy or literary or dramatic right of any person.

16. INDEMNIFICATION:

     a. Directrix and Playboy shall each indemnify, defend and forever hold the other, its affiliated corporations and other entities, partners, officers, directors, employees and agents (collectively the "Indemnitees") harmless from all liabilities, claims, costs, damages and expenses (including without limitation, reasonable counsel fees of counsel of Playboy's choice) (collectively "Claims") of third parties arising from the performance of each party, or its subcontractors hereunder, provided that in each case where such indemnification is sought:

          i. the Indemnitee promptly notifies the other of the Claim to which the indemnification relates;

          ii. the party giving indemnification rights to the other shall control fully any litigation, compromise, settlement or other resolution or disposition of such Claim; and

          iii. the Indemnitee fully cooperates with the reasonable requests of the other party in its defense of such claim.

     b. Notwithstanding the above, Playboy's indemnification of Directrix will be valid in the event of a prosecution or claim involving an allegation of violation of the laws insofar as the content of the Service is concerned, provided that:

          i. Prompt telephone contact be made with the General Counsel's office of Playboy in Chicago at (312) 751-8000 or Playboy's President in Beverly Hills at (310) 246-4000, or other numbers hereafter specified by Playboy. Such telephone notification should be immediately followed with a letter containing copies of all papers that have been served and giving complete information then available regarding the incident.

          ii. Playboy will not be responsible in cases where there is any admission of guilt by anyone charged with violation of the law as to the content of the Networks except with Playboy's prior written consent. Settlement or dismissal of any case will not be allowed, except with Playboy's prior written consent.

          iii. Actual or prospective parties involved in such prosecution shall make no voluntary disclosure regarding support or lack thereof by Playboy under this policy.

     c. In no event shall either Party be liable in contract, tort, or otherwise for any special, incidental or consequential damages (including, but not limited to, lost profits), whether foreseeable or not, occasioned by any defect or delay in delivery of the services or any other cause whatsoever unless such damages arise in connection with such party's gross negligence, willful misconduct, or bad faith.

17. GOVERNING LAWS, OBLIGATIONS, ETC.: This Agreement shall be governed by and interpreted under the laws of the State of New York.

18. ASSIGNMENT: Neither party may assign this Agreement without the express written consent of the other, such consent not to be unreasonably withheld. Additionally, if Directrix directly or indirectly transfers a substantial portion of the assets or business relating to Directrix's provision of the Satellite Services, Directrix's rights and obligations under this Agreement may not be assigned to the acquirer thereof without Playboy's prior consent, such consent shall not be unreasonably withheld. In determining whether to consent or withhold consent to such a transfer, Playboy may take into account factors in addition to the identity of the acquirer including, but not limited to, its desire to have the Satellite Services provided for in the Los Angeles Metropolitan area. In the event Playboy does not consent to such transfer, Playboy shall have the right to

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terminate this Agreement upon thirty (30) days prior written notice to
Directrix. Playboy may not assign this Agreement or any portion of its rights or obligations without Directrix's consent, not to be unreasonably withheld. Notwithstanding the foregoing, if a proposed assignee of Playboy's rights and obligations hereunder agrees to be bound by the terms and provisions of this Agreement and Playboy remain secondarily liable for the obligations of the assignee, Directrix shall not be entitled to withhold its consent to such assignment.

19. NOTICES: All notices, requests, demands, consents, directions and other communications provided for hereunder shall be in writing, delivered by means of U.S. certified mail, return receipt requested or personal delivery or facsimile verified with a confirmation of receipt. All notices to either party must also be made telephonically to the first individual for each party listed below, provided that if such individual is unavailable to receive such telephonic notice, such unavailability shall not negate the effectiveness of the written notice.

        a.       Playboy
                 Playboy Entertainment Group, Inc.,
                 9242 Beverly Boulevard 3rd Floor
                 Beverly Hills, CA 90210
                 Attention:  President
                 (310) 246-4000 : Tony Lynn, Jim English and Bill Asher

                 With a copy to:
                 Paul, Weiss, Rifkind, Wharton & Garrison
                 1285 Avenue of the Americas
                 New York, NY 10019-3990
                 Attention:  James Dubin, Esq.
                 (212) 373-3000: James Dubin, Esq.

        b.       Directrix, Inc.
                 536 Broadway 10th Floor
                 New York, NY 10012
                 Attention: Chairman,
                 (212) 219-6200:  Roger Faherty

                 With a copy to:
                 Kramer, Levin, Natfalis & Frankel
                 919 Third Avenue
                 New York, NY 10022,
                 ATTN: Howard Rothman, Esq.,
                 (212) 715-9100: Howard Rothman, Esq.

     or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All notices shall, when mailed or faxed, be deemed effective on the date deposited in the mail or on the date receipt of such fax is so confirmed.

20. CONFIDENTIALITY: Neither Playboy nor Directrix shall disclose to any third party (other than its respective employees, in their capacity as such), without the other party's written approval, any information with respect to the terms and provisions of this Agreement except: (i) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall so notify the other and shall seek confidential treatment of such information, (ii) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys, provided, however, that such parent company, auditors and attorneys agree to be bound by the provisions of this paragraph and (iii) in order to enforce its rights pursuant to this Agreement.

21. MISCELLANEOUS: This Agreement constitutes the entire agreement between the parties hereto, and may not be modified or changed except in a writing executed by all parties hereto. This Agreement supersedes any prior written or oral understanding between the parties. Each party acknowledges that it is entering into this Agreement in reliance only upon the provisions herein set forth, and not upon any covenants, representations, warranties or other considerations not set forth herein. The headings, captions and arrangements used in this Agreement are, unless specified otherwise, for convenience of reference only and shall not be deemed to limit, amplify or modify the terms of this Agreement nor affect the meaning thereof. This Agreement describes a contractual, independent contractor/distributor relationship and nothing contained herein shall be deemed to create any partnership, joint venture, employment or similar relationship between the parties. This Agreement may be executed in one or more counterpart copies, including by facsimile, and each counterpart together with all other counterparts shall constitute a fully-executed Agreement.

DIRECTRIX, INC.                       PLAYBOY ENTERTAINMENT GROUP, INC.

By:                                        By:
---------------------------------             ---------------------------------

Title:                                     Title:
---------------------------------             ---------------------------------

                                   EXHIBIT "E"

                             Subco's Subcontractors

Subcontractor Name            Subcontractor Address           Telephone/Fax No.          Contact Name
------------------            ---------------------           -----------------          -------------

1.


2.


3.


4.









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